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                                                                    EXHIBIT 99.1

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of
 Infonet Services Corporation
El Segundo, California

      We have audited the consolidated financial statements of Infonet Services Corporation and its subsidiaries as of March 31, 1998 and 1999, and for each of the three years in the period ended March 31, 1999, and have issued our report thereon dated June 14, 1999 (November 19, 1999 as to Note 16 and December 15, 1999 as to the last paragraph of Note 17) (which expresses an unqualified opinion and includes an explanatory paragraph related to the restatement of the 1998 and 1999 consolidated financial statements) included elsewhere in this Registration Statement. Our audits also included the financial statements schedule listed in Item 16 of this Registration Statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Los Angeles, California

June 14, 1999 (November 19, 1999 as to Note 16 and December 15, 1999 as to the last paragraph of Note 17 included elsewhere in this Registration Statement)